Exhibit 10.26

THIRD AMENDMENT TO LEASE

Definitions:

Effective Date:	December 28, 2009

Landlord:

Harvard University, founded in 1636, being an educational and charitable corporation established under the Harvard Charter of 1650 from the General Court of the Massachusetts Bay Colony, whose corporate name is “President and Fellows of Harvard College.”

Tenant:	A123 Systems, Inc., a Delaware corporation.

Lease:

Lease between Landlord, as landlord, and Tenant, as tenant, dated as of June 1, 2004, as amended by that certain First Amendment to Lease dated as of February 9, 2007, as further amended by that certain Second Amendment to Lease dated as of March 28, 2009 (the “Second Amendment”).

Existing Premises:

All of Building 60 (as defined in the First Amendment) containing approximately 10,993 rentable square feet of space, all as more particularly described in the Lease (the “Original Premises”); and a portion of the third floor of Building 312 containing approximately 9,894 rentable square feet of space, as more particularly described in the Lease (the “First Amendment Expansion Premises”).

Third Amendment
Expansion Premises:	A portion of the second floor of Building 313 containing approximately 3,506 rentable square feet of space, as more particularly described on Exhibit A attached hereto.

Third Amendment
Expansion Premises
Commencement Date:	December 28, 2009

Third Amendment
Expansion Premises
Rent Commencement Date:	February 1, 2010.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

BACKGROUND:

Tenant desires to expand the Premises and to extend the Lease Expiration Date, and Landlord has agreed to such expansion and extension upon the terms and conditions set forth below, and provided certain other revisions are made to the Lease, all as set forth more particularly below.

Landlord and Tenant hereby agree as follows:

1.             Expansion Premises:  Landlord will deliver the Third Amendment Expansion Premises to Tenant as of the Third Amendment Expansion Premises Commencement Date, and Tenant agrees to accept the Third

Amendment Expansion Premises broom clean and free of all occupants but otherwise in its AS-IS condition, and Landlord shall have no obligation to do any work or make any installation or alterations of any kind to the Third Amendment Expansion Premises.  Each of the Third Amendment Expansion Premises Commencement Date and the Third Amendment Expansion Premises Rent Commencement Date shall be extended on a day-for-day basis for each day after December 28, 2009 that Landlord’s failure to deliver the Third Amendment Expansion Premises in the above-required condition persists.

2.             Amended Definitions:

(a)           As of the Third Amendment Expansion Premises Commencement Date the following terms wherever they appear in the Lease shall have the following meanings:

Lease Expiration Date: April 30, 2011, or such earlier or later date upon which the Lease Term with respect to the applicable premises may expire, be terminated or extended pursuant to any of the conditions or other provisions of this Lease or pursuant to law.

Basic Rent:           Original Premises Basic Rent, First Amendment Expansion Premises Basic Rent and Third Amendment Expansion Premises Rent.

Original Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
Lease Year 1	$271,527.10	$22,627.26
Lease Year 2	$282,520.10	$23,543.34
Lease Year 3	$293,513.10	$24,459.43
Lease Year 4	$304,506.10	$25,375.51
Lease Year 5 and through April 30, 2011	$315,499.10	$26,291.59

First Amendment Expansion Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
Lease Year 1 (commencing on the Expansion Premises Rent Commencement Date)	$277,032.00	$23,086.00
Lease Year 2	$286,926.00	$23,910.50
Lease Year 3 and through April 30, 2011	$296,820.00	$24,735.00

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Third Amendment Expansion Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
Third Amendment Expansion Premises Rent Commencement Date - April 30, 2011	$105,180.00	$8,765.00

Tenant’s Share of Parking Spaces:  63 unreserved parking spaces located in the Complex to be used in accordance with Section 2.7.

3.             Third Amendment Expansion Premises Expense Allocation and Tax Reimbursement; Utilities.  Tenant shall have no Expense Allocation or Tax Reimbursement obligations with respect to the Third Amendment Expansion Premises.  Tenant shall pay all charges for its use of electricity in the Third Amendment Expansion Premises. Electricity charges for the Third Amendment Expansion Premises will be determined by Landlord based on check meters installed in the Building, will be billed to Tenant in arrears on a monthly basis and shall be due on the next Rent Payment Date after the date of such invoice.

4.             Lease Term Extension Option.  Section 10 of the Lease and Section 5 of the Second Amendment are hereby deleted in their entirety and Tenant shall have no further rights to extend the Lease Term.

5.             Broker.  Tenant warrants and represents to Landlord that it has not dealt with any broker other than Beal and Company, Inc. (the “Broker”) and T3 Realty Advisors in connection with this Amendment.  In the event of any brokerage claims against Landlord (excluding claims made by the Broker) predicated on prior dealings by the Tenant hereto with the maker of such claims, Tenant shall defend, indemnify, and hold Landlord harmless against all loss and expense incurred by Landlord (including reasonable attorneys’ fees).  Landlord shall be responsible for any brokerage commission payable to the Broker pursuant to separate agreement.

6.             Ratification.  Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.

7.             Miscellaneous.  This Amendment (i) contains the entire agreement with respect to the subject matter hereof; (ii) may not be modified or terminated, nor may any provision hereof be waived, orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, and assigns; (iii) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts; (iv) may be executed in multiple counterparts, each of which individually shall be deemed an original and all of which together shall constitute a single original agreement; and (v) shall inure to the benefit of, and be binding upon, the parties hereto, and their successors, and assigns, subject to the provisions of the Lease regarding assignment and subletting. Any termination of the Lease shall also terminate and render void all rights of Tenant under this Amendment.  Tenant’s rights under this Amendment may not be severed from the Lease or separately sold, separately assigned, or separately transferred.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal effective as of the Effective Date.

PRESIDENT AND FELLOWS
OF HARVARD COLLEGE

By:	/s/ Robert W. Iuliano
	Name:	Robert W. Iuliano
	Title:	Vice President and General Counsel

By:	/s/ James W. Gray
	Name:	James W. Gray
	Title:	Assoc. V.P. of Harvard Real Estate Services

A123 SYSTEMS, INC.

By:	/s/ Michael Rubino
	Name:	Michael Rubino
	Title:	CFO

EXHIBIT A

THIRD AMENDMENT EXPANSION PREMISES